Exhibit 10.01

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into as of the 31st day of March, 2014 by and between, Joseph Heater (“Heater”) and WPCS International Incorporated, a Delaware corporation (the “Company”).

WHEREAS, Heater is employed as the Chief Financial Officer, Treasurer and Secretary of the Company pursuant to an employment agreement dated as of February 1, 2010, between the Company and Heater (the “Employment Agreement”); and

WHEREAS, the Company and Heater desire to enter into this Agreement providing for Heater’s amicable resignation from the Company’s employment, and to settle any payments that may be due under the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.          Termination Date. Heater acknowledges that his last day of employment with the Company will be July 31, 2014, or such other date mutually agreed upon between the Company and Heater (the “Termination Date”). Heater will also resign as an officer and a member of the Board of Directors of any of the Company’s subsidiaries (the “Subsidiaries”), effective as of the Termination Date. Heater further understands and agrees that, as of the Termination Date, he will be no longer authorized to conduct any business on behalf of the Company as an executive or to hold himself out as an officer, agent or representative of the Company or the Subsidiaries. Any and all positions and/or titles held by Heater with the Company or any Subsidiaries of the Company will be deemed to have been resigned as of the Termination Date.

2.          Severance. For the period commencing on the Termination Date through December 31, 2014 (the “Severance Period”), the Company shall pay Heater the sum of $250,000, which will be payable in five (5) monthly installments of $41,666.67, payable on the first business day of each month from August through December 2014 and one (1) final payment of $41,666.65 to be made on December 31, 2014. In addition, Heater shall receive a bonus of $35,000, to be paid on July 31, 2014. The Company will make the appropriate payments of payroll taxes such as FICA, Medicare and other relevant taxes, consistent with the normal payroll process for its employees. Except as otherwise set forth herein, Heater will not be entitled to payment of any bonus, vacation or other incentive compensation during the Severance Period.

3.          Stock Options.          Any vesting of stock options (the “Options”) to purchase shares of the common stock of the Company previously granted to Heater shall terminate as of the Termination Date. Heater shall have the right at any time until the earlier of December 31, 2014 or the remaining term of the Options, to exercise in whole or in part the Options to the extent, but only to the extent, that the Options were exercisable as of the date of the Termination Date and had not previously been exercised. In addition, subject to stockholder approval of a new equity compensation plan, the Company shall grant Heater options to purchase 50,000 shares of common stock, which options shall vest immediately upon issuance and shall expire on December 31, 2014.

4.          Health Benefits. Heater will be entitled to continue to receive medical and other insurance benefits through December 31, 2014 under the applicable plans maintained by the Company, consistent with the Company’s then current practice. After December 31, 2014, Heater will be eligible for benefit continuation under COBRA, at his own cost and expense.

5.          Automobile. From the date of expiration of the lease on the current automobile used by Heater through the Termination Date, Heater shall be entitled to a car allowance of $1,000 per month, pro-rated for any partial month.

6.          Expense Reimbursements. The Company shall promptly reimburse Heater for reasonable expenses incurred by him during the term of the Employment Agreement in connection with his services under the Employment Agreement, provided Heater provides the Company with reasonably acceptable proof of such expenses no later than the Termination Date. No further expenses may be incurred by Heater after the Termination Date, unless authorized in writing in advance by the Company.

7.          Assignment of Certain Rights and Personal Property. Heater is hereby assigned all right, title and interest possessed by the Company in the laptop computer and cellphone (the “Personal Property”), of which he has use as of the Termination Date; provided that (i) Heater shall make arrangements to assume all payment and other obligations related to the use of the Personal Property; and (ii) Heater shall provide the Company with access to the company laptop so that the Company can make a backup of all Company files stored on such laptop computer and then delete such files from the laptop computer.

8.          Bonus Payments. Heater shall forfeit and waive any right to any other voluntary bonus that may have been due or payable to Heater pursuant to the Employment Agreement, including for the fiscal year ending April 30, 2014.

9.          Survival of Provisions of Employment Agreement.         Section 6.1 and Article 7 of the Employment Agreement shall remain in full force and effect in accordance with the terms thereof or any relevant statute of limitation with respect to the provisions of such sections.

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10.         Heater’s Release. In consideration for the payments and benefits described above and for other good and valuable consideration, Heater hereby releases and forever discharges the Company and its Subsidiaries, as well as its affiliates and all of their respective directors, officers, employees, members, agents, and attorneys, of and from any and all manner of actions and causes of action, suits, debts, claims, and demands whatsoever, in law or equity, known or unknown, asserted or unasserted, which he ever had, now has, or hereafter may have on account of his employment with the Company, the termination of his employment with the Company, and/or any other fact, matter, incident, claim, injury, event, circumstance, happening, occurrence, and/or thing of any kind or nature which arose or occurred prior to the date when he executes this Agreement, including, but not limited to, any and all claims for wrongful termination; breach of any implied or express employment contract; unpaid compensation of any kind; breach of any fiduciary duty and/or duty of loyalty; breach of any implied covenant of good faith and fair dealing; negligent or intentional infliction of emotional distress; defamation; fraud; unlawful discrimination, harassment; or retaliation based upon age, race, sex, gender, sexual orientation, marital status, religion, national origin, medical condition, disability, handicap, or otherwise; any and all claims arising under arising under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Equal Pay Act of 1963, as amended (“EPA”); the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Americans with Disabilities Act of 1990, as amended (“ADA”); the Family and Medical Leave Act, as amended (“FMLA”); the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the Sarbanes-Oxley Act of 2002, as amended (“SOX”); the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”); and/or any other federal, state, or local law(s) or regulation(s); any and all claims for damages of any nature, including compensatory, general, special, or punitive; and any and all claims for costs, fees, or other expenses, including attorneys' fees, incurred in any of these matters. The Company acknowledges, however, that Heater does not release or waive any rights to contribution or indemnity under this Agreement to which he may otherwise be entitled. The Company also acknowledges that Heater does not release or waive any claims, and that he retains any rights he may have, to any vested 401(k) monies (if any) or benefits (if any), or any other benefit entitlement that is vested as of the Termination Date pursuant to the terms of any Company-sponsored benefit plan governed by ERISA. Nothing contained herein shall release the Company from its obligations set forth in this Agreement.

11.         Company Release. In exchange for the consideration provided for in this Agreement, the Company irrevocably and unconditionally releases Heater of and from all claims, demands, causes of actions, fees and liabilities of any kind whatsoever, which it had, now has or may have against Heater, as of the date of this Agreement, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or any other matter, within the reasonable scope of Heater’s employment. The Company represents that, as of the date of this Agreement, there are no known claims relating to Heater. The Company agrees to indemnify Heater against any future claims to the extent permitted under the Company’s bylaws. Notwithstanding the foregoing, this release does not include Company’s right to enforce the terms of this Agreement.

12.         Conditions. Heater agrees to cooperate to complete the following prior to the Termination Date:

A.	Timely completion and filing of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2014;

B.	Transition of accounting and finance functions to successor;

C.	Completion of all open projects as mutually determined by Heater and Company’s CEO;

D.	Assistance in closing the Australia divestiture (if approved by stockholders);

E.	Assistance in completing the New Jersey tax audit for WPCS International – Lakewood, Inc.;

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F.	Providing a complete list of all relevant internal and external business contacts; and

G.	Assistance in the closing of any sale of assets and/or subsidiaries of the Company through the Termination Date.

12.         Future Cooperation. Heater agrees to reasonably cooperate with the Company, its financial and legal advisors in any claims, investigations, administrative proceedings or lawsuits which relate to the Company and for which Heater may possess relevant knowledge or information. Any travel and accommodation expenses incurred by the Heater as a result of such cooperation will be reimbursed in accordance with the Company’s standard policies. The parties agree that should Heater’s assistance be required in connection with any business matters that the parties will agree to reasonable compensation for such services. Notwithstanding the foregoing, Heater agrees that, during the Severance Period, Heater will assist the Company on the following matters, without compensation, to the extent the issues remain unresolved as of the Termination Date:

A.	Assisting in matters with regards to the closing of any sale of assets and/or subsidiaries of the Company not yet closed;

B.	Assisting in the outstanding dispute with Kaverri related to the sale of the assets of WPCS International – Lakewood, Inc., and WPCS International – Hartford, Inc.;

C.	Assisting in the settlement of the CCIA/Cooper Medical Project claim, including the pending mediation; and

D.	Assisting the Company in any open tax audits.

13.         Applicable Law and Dispute Resolution. Except as to matters preempted by ERISA or other laws of the United States of America, this Agreement shall be interpreted solely pursuant to the laws of the State of Delaware, exclusive of its conflicts of laws principles. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware, for the purposes of any suit, action, or other proceeding arising out of this Agreement or any transaction contemplated hereby.

14.         Entire Agreement. This Agreement may not be changed or altered, except by a writing signed by both parties. Until such time as this Agreement has been executed and subscribed by both parties hereto: (i) its terms and conditions and any discussions relating thereto, without any exception whatsoever, shall not be binding nor enforceable for any purpose upon any party; and (ii) no provision contained herein shall be construed as an inducement to act or to withhold an action, or be relied upon as such. This Agreement constitutes an integrated, written contract, expressing the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, between the parties.

15.         Assignment. Heater has not assigned or transferred any claim he is releasing, nor has he purported to do so. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. This Agreement binds Heater’s heirs, administrators, representatives, executors, successors, and assigns, and will insure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

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16.         Binding Effect. This Agreement will be deemed binding and effective immediately upon its execution by the Heater; provided, however, that in accordance with the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), Heater’s waiver of ADEA claims under this Agreement is subject to the following: Heater may consider the terms of his waiver of claims under the ADEA for twenty-one (21) days before signing it and may consult legal counsel if Heater so desires. Heater may revoke his waiver of claims under the ADEA within seven (7) days of the day he executes this Agreement. Heater’s waiver of claims under the ADEA will not become effective until the eighth (8th) day following Heater’s signing of this Agreement. Heater may revoke his waiver of ADEA claims under this Agreement by delivering written notice of his revocation, via facsimile and overnight mail, before the end of the seventh (7th) day following Heater’s signing of this Agreement to: Thomas A. Rose, Esq., Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, NY 10006, Fax: 212-930-9725. In the event that Heater revokes his waiver of ADEA claims under this Agreement prior to the eighth (8th) day after signing it, the remaining portions of this Agreement shall remain in full force in effect, except that the obligation of the Company to provide the payments and benefits set forth in Section 2 of this Agreement shall be null and void. Heater further understands that if Heater does not revoke the ADEA waiver in this Agreement within seven (7) days after signing this Agreement, his waiver of ADEA claims will be final, binding, enforceable, and irrevocable.

HEATER UNDERSTANDS THAT FOR ALL PURPOSES OTHER THAN HIS WAIVER OF CLAIMS UNDER THE ADEA, THIS AGREEMENT WILL BE FINAL, EFFECTIVE, BINDING, AND IRREVOCABLE IMMEDIATELY UPON ITS EXECUTION.

17.         Acknowledgement. Heater acknowledges that he: (a) has carefully read this Agreement in its entirety; (b) has been presented with the opportunity to consider it for at least twenty-one (21) days; (c) has been advised to consult and has been provided with an opportunity to consult with legal counsel of his choosing in connection with this Agreement; (d) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with his independent legal counsel or has been provided with a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) is signing this Agreement voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

18.         Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be delivered (i) personally, (ii) by first class mail, certified, return receipt requested, postage prepaid, (iii) by overnight courier, with acknowledged receipt, or (iv) by facsimile transmission followed by delivery by first class mail or by overnight courier, in the manner provided for in this Section, and properly addressed as follows:

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If to the Company:	WPCS International Incorporated
600 Eagleview Boulevard, Suite 300
Exton, PA 19341
Fax: 484-359-7215

With a copy to:	Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Fax: 212-930-9725

If to Heater:	Mr. Joseph Heater
109 Brookhollow Drive
Downingtown, PA 19335

19.         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[Signature page follows]

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IN WITNESS HEREOF, the parties hereby enter into this Agreement and affix their signatures as of the date first above written.

WPCS INTERNATIONAL INCORPORATED

By:	/s/ SEBASTIAN GIORDANO
Name: Sebastian Giordano
Title: Interim Chief Executive Officer

/s/ JOSEPH HEATER
Joseph Heater

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